Exhibit 99.1
Block Communications, Inc. Reports Third Quarter 2005 Results
Toledo, OH—Tuesday, November 8, 2005
Block Communications, Inc. (the “Company”) today announced its results for the quarter ended September 30, 2005.
     The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company had approximately 144,900 basic cable subscribers at September 30, 2005, with a cable system serving Toledo and Sandusky, Ohio. The system has been rebuilt to 870 MHz. The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, Ohio, with combined daily and Sunday average paid circulation of approximately 368,100 and 573,000, respectively as of September 30, 2005. The Company owns and operates four television stations- two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio- and is a two-thirds owner of a television station in Decatur, Illinois. The Company also has other communication operations including a commercial telecom business and a home security business.
     Total revenue for the three-month period ended September 30, 2005 was $107.8 million, an increase of $1.2 million or 1.1%, as compared to the same period of the prior year. This increase was attributable to revenue growth in cable and other communications segments, partially offset by declines in the publishing and broadcasting operations. Our advertising based companies continue to be challenged by lagging economic conditions in our Great Lakes/ Midwest markets.
     Cable revenue for the quarter was $32.1 million, an increase of $2.0 million, or 6.7%, as compared to the same period of 2004. The increase in cable revenue was principally the result of an increase of $5.79, to $73.60, in the average monthly revenue per basic subscriber, based on the average number of subscribers throughout the quarter. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per customer of $38.81 decreased $4.16 as compared to the third quarter of 2004. The decrease in high-speed data average revenues resulted from growth in the lower-speed, lower-priced tier due to a promotion bundling this service with video service and our new residential telephone service. For the quarter ended September 30, 2005, average monthly digital revenue per home was $18.53, an increase of $3.75 as compared to the same period of the prior year. The increase in average digital revenue per home resulted from an increase in the monthly digital cable service charge, increases in Video on Demand (VOD) purchases due to greater market awareness, and a greater number of high-definition converters and DVR converters deployed during the third quarter of 2005, partially offset by packaging discounts and promotional offers. Paid VOD purchases grew over 130% as compared to the third quarter of 2004. The increasingly competitive environment, primarily in the Toledo market, drove the continuation of discounts and promotional offers throughout the third quarter of 2005. Buckeye TEL, our residential telephone service, was launched during the first quarter of 2005. During the three months ending September 30, 2005, our residential telephone service provided $496,000 of additional cable revenue.
     Revenue generating units increased in the high-speed data, digital and voice categories during the three-month period ended September 30, 2005. The net increase in high-speed data subscribers totaled 5,818 and the net increase in digital homes totaled 1,661 during the quarter. This resulted in 48,387 high-speed data customers and 54,965 digital homes as of September 30, 2005. Growth in these categories was driven by the package discounts available on these services when combined with our Buckeye TEL residential service. Basic subscribers at the end of the period totaled 144,910, a decrease of 668, or 0.5%, in basic subscribers in the third quarter of 2005. This is attributable to an increasing number of disconnects due to economic conditions, and continuing competition. As of September 30, 2005, we had 6,956 Buckeye TEL subscribers, an increase of 4,061for the quarter.
     Publishing revenue for the quarter was $61.9 million, a decrease of $647,000, or 1.0%, as compared to the third quarter of 2004. The decrease consisted of a $815,000, or 1.6%, decrease in advertising revenue due primarily to a decrease in national advertising of $1.4 million, or 20.0%, partially offset by growth in retail, classified and internet advertising of $155,000, $20,000, and $308,000, respectively. Other advertising, net of trade expense, increased $111,000. Circulation revenue decreased $371,000, or 3.1%, as compared to the same period of 2004, primarily due to a decrease in both daily and Sunday circulation compounded by declining average earned rates per copy. The variance in circulation rates is the result of discounting efforts to improve circulation during the third quarter of 2005 as compared to the third quarter of 2004. Other revenue, which includes third party and total market delivery, increased $539,000 compared to the same period of 2004 due to $603,000 in sales of commemorative Pittsburgh Steelers medallions for the 2005-2006 football season.
     Broadcasting revenue for the quarter was $8.7 million, a decrease of $342,000, or 3.8%, as compared to the three months ended September 30, 2004. The decrease in broadcasting revenue was due to decreases in national and political advertising of $153,000, or 4.9%, and $591,000, or 97.0%, respectively, partially offset by an increase in combined local and regional revenue of 350,000, or 5.4%, and a decrease in agency commissions of $103,000. Other income decreased $50,000 as compared to the third quarter of 2004 due to decreases in production revenue and barter sales, partially offset by growth in satellite retransmission fees.
     Other communications revenue for the quarter was $5.1 million, an increase of $162,000, or 3.2%, as compared to the same period of the prior year. Telecom revenue for the quarter was $4.5 million, an increase of $100,000, due primarily to an increase in competitive access and local exchange/switched service revenue of $166,000, attributable to the net addition of 188 commercial telecom customers, representing a 24.6% increase in the customer base since the third quarter of 2004. Carrier access billings increased $36,000, or 34.7%. These increases were partially offset by a decrease in long-distance revenue of $99,000. Revenue from the home security business grew $59,000, or 9.9%, due to an increase in system sales as compared to the third quarter of 2004, as well as an increase in monitoring rates.
     Operating expenses for the quarter were $111.6 million, an increase of $2.4 million, or 2.2%, as compared to the third quarter of 2004. The increase in operating expense was attributable to increased expenses in all operating segments.
     Cable cost of revenue was $23.6 million, an increase of $2.1 million, or 9.9%, as compared to the same period of the prior year. The increase was due to a $1.2 million, or 16.1% increase in depreciation expense driven by continued rollout of advanced services, the 2004 completion of the rebuild of our Erie County system, and capital investments supporting the launch of Buckeye TEL, our residential phone service. Basic programming expenses increased $334,000, or 4.2%. Cable modem associated expenses increased $89,000, or 11.3% and programming expenses for the digital tier increased $254,000, or 36.9%. Also, VOD expense increased $90,000 due to the increases in VOD purchases. These increases were partially offset by decreases in pay and pay-per-view programming expense of $236,000, or 20.1%, partially due to the shift to VOD. Programming and trade expense related to our WB affiliate increased $89,000. Technical and network operation and third-party expenses increased $188,000 and $138,000, respectively, primarily due to the launch of Buckeye TEL during the first quarter of 2005. Basic cable programming expenses increased due to price increases from programming suppliers. Cable modem expenses increased as a result of additional customer service representatives and network and product improvements implemented in response to subscriber growth. Programming expense for the digital tier increased due to increases in digital carriage fees and an increase in the number of digital subscribers as compared to the same quarter of the prior year.
     Cable selling, general & administrative expense was $6.7 million, a decrease of $902,000, or 11.9%. General and administrative expenses decreased $1.2 million or 21.4%, due to a decrease in the recognized loss on disposal of assets of $1.4 million reflecting a prior year retirement and disposal of analog converters, as well as savings in personal property tax resulting from a change in the Ohio tax law. Partially offsetting these savings were increased administrative expenses due to the launch of residential telephone service totaling $97,000. Marketing and advertising expense increased $160,000, or 16.7%, also partly due to the launch of residential telephone service during the first quarter of 2005. Furthermore, customer service expense increased $125,000 because of Buckeye TEL.
     Publishing cost of revenue was $47.7 million, an increase of $798,000, or 1.7%, as compared to the three months ended September 30, 2004. The increase was partially due to a $402,000, or 4.8%, increase in the cost of newsprint and ink, resulting from a weighted-average price per ton increase of $52.78, or 9.9%, partially offset by an 8.4% decrease in consumption from the same period of the prior year. Cost of revenue further increased due to increases in circulation and advertising sales expense of $332,000 and $322,000, respectively. Circulation expenses increased due to improved customer service, increased solicitation efforts, and a general focus on reducing churn through improving the quality of subscription orders and increased reselling efforts. Also included in cost of revenue is $502,000 of product cost for commemorative Pittsburgh Steelers medallions. These increases were partially offset by a decrease in production costs of $617,000, largely due to savings realized from the plant improvement project at the Post-Gazette. Depreciation and amortization expense decreased $126,000 due to the reduction in amortization expense for certain fully-amortized intangibles.
     Publishing selling, general and administrative expense was $19.0 million, a decrease of $75,000, or 0.4%, primarily due to savings in the Post-Gazette’s workers’ compensation costs of $1.5 million, as compared to the third quarter of 2004. Workers’ compensation expense decreased as compared to the same period of the prior year due to improvements in overall claim management and a decrease in the average dollar value associated with outstanding claims. This savings was offset by increases in the Post-Gazette’s health insurance, other post-employment benefits, administrative payroll and other benefit costs, and bad debt expense of $564,000, $427,000, $356,000, and $71,000, respectively. Other administrative cost increases include a $58,000 increase in software license and maintenance costs and a $75,000 increase in consulting and outside services. The Blade’s general and administrative costs decreased primarily due to savings in workers’ compensation costs of $248,000, partially offset by increases in other employee benefit costs totaling $97,000.
     Broadcasting cost of revenue was $5.7 million, an increase of $233,000, or 4.3%, from the same period of the prior year, primarily due to increases in engineering, news department and depreciation expense of $221,000, $83,000, and $202,000, respectively. These increases were partially offset by savings in programming, production, and broadcast film amortization expense of $136,000, $52,000, and $105,000, respectively.
     Broadcasting selling, general and administrative expense was $3.2 million, a decrease of $153,000, or 4.5%, due to a $288,000, or 13.1% decrease in general administrative expenses attributable to savings in employee benefit costs. These cost savings were partially offset by an increase in selling and promotion expenses of $135,000, or 11.7% primarily due to compensation costs and outside production services.

     Other communications cost of revenue was $2.3 million, a decrease of $89,000, or 3.7%, from the same period of 2004. Telecom cost of revenue decreased $58,000, or 3.1%, primarily due to savings in technical expense and long distance product costs of $82,000 and $72,000, respectively, partially offset by an increase of $87,000 in depreciation expense as compared to the same period of 2004. Home security alarm system sales and monitoring cost of revenue decreased $59,000 due to inventory write-downs in the third quarter of 2004. Metro Fiber & Cable Construction Inc., which typically performs services solely for our cable companies, incurred external expenses during the third quarter of 2005 totaling $29,000.
     Other communications selling, general and administrative expense was $2.4 million, an increase of $320,000, or 15.6%. Telecom selling, general and administrative expense increased $326,000, or 18.9%, primarily due to an additional Universal Service Fund surcharge generated by the reversal of a previously granted credit. Selling, general and administrative expenses for our residential security business decreased $6,000, or 1.9%.
     Operating loss increased $1.3 million, to $3.8 million, as compared to the three months ended September 30, 2004. Cable operating income increased $783,000, or 76.1%, due to revenue growth generated from rate increases and rollout of new services and a decrease in the loss recognized on disposal of assets, partially offset by increases in depreciation expense, programming expenses, and technical and administrative expenses related to the launch of residential telephone service. Publishing operating loss increased $1.4 million, or 39.3%, primarily due to continued decreases in advertising and circulation revenues. The increase in operating loss is also attributable to increased newsprint and certain departmental expenses. Broadcasting operating loss increased $423,000, or 148.8%, due to decreases in advertising revenue, primarily national and political advertising, combined with engineering and depreciation expense increases. Other communications operating income decreased $70,000, or 12.7%, due to a non-recurring credit reversal of Universal Service Fund charges, partially offset by revenue growth. Operating loss attributable to corporate expenses increased $188,000, or 21.6%, due to increases in legal and professional fees as well as employee benefit costs.
     Our non-operating income and expense consist of interest expense, investment income, change in fair value of interest rate swaps, and any non-recurring items that are not directly related to our primary operations. Net non-operating expense decreased $1.5 million, or 21.7%, as compared to the three months ended September 30, 2004. Interest expense increased $847,000, or 16.9%, due primarily to an increase in the effective interest rate. The expense attributable to the change in the fair value of our non-hedge interest rate swaps decreased $2.0 million as compared to 2004 due to the specific swaps in effect during the two periods and changes in the interest rate environment. Investment income increased $370,000 due primarily to interest earned on cash held during the quarter, appreciation recognized on trading securities, and $134,000 of interest income recorded relating to a federal income tax receivable. This amount has been recognized based on the progressing status of the Internal Revenue Service audit of the 2001 tax year and the related refund claim.
     For the three months ended September 30, 2005, the company reported a net loss of $9.0 million, compared to a net loss of $9.5 million reported for the same period of the prior year. This decrease in net loss is primarily due a favorable variance of $2.0 million on the change in fair value of interest-rate swaps, and an increase in investment income of $370,000. The provision for income taxes also decreased $226,000 compared to the same quarter of the previous year. These savings were partially offset by an increase in our operating loss of $1.3 million and an increase of $847,000 in interest expense.
     Depreciation and amortization increased $1.4 million, or 11.6%, as compared to the same period of the prior year. The increase was primarily due to an increase in cable operations depreciation expense of $1.2 million resulting from the continued rollout of advanced services, the 2004 completion of the rebuild of our Erie County system, and capital investments supporting the launch of Buckeye TEL. Depreciation expense of our broadcasting operations increased $202,000, primarily due to additional expenditures to convert the stations to digital format. Other communications depreciation increased $135,000. These increases were partially offset by a decrease in publishing depreciation and amortization of $126,000.
     Adjusted EBITDA decreased $869,000, or 7.4%, as compared to the third quarter of 2004. A reconciliation of adjusted EBITDA to net loss is provided below. Adjusted EBITDA as a percentage of revenue for the quarter ended September 30, 2005 decreased to 10.1% from 11.0% for the three months ended September 30, 2004. The decrease in adjusted EBITDA as a percentage of revenue was primarily due to the decrease in advertising revenue and the increase in operating expenses for all segments, partially offset by the continued rollout of high margin advanced cable products and the increase in cable service charges . Net loss as a percentage of revenue was 8.3% for the quarter ended September 30, 2005, as compared to 8.9% for the quarter ended September 30, 2004. This is primarily due to the favorable variance on the change in fair value of interest rate swaps discussed above.
Liquidity and capital resources
     Capital expenditures totaled $7.9 million and $12.0 million, including capital leases, for the three months ended September 30, 2005 and September 30, 2004, respectively. Year to date capital expenditures totaled $26.8 million and $36.5 million, including capital leases, for 2005 and 2004, respectively. Capital expenditures in 2005 were used primarily to rollout advanced cable services, including residential telephony, complete the Pittsburgh Post-Gazette facility upgrade, and further our digital conversion at our broadcasting properties. Capital expenditures in 2004 were used primarily in the rebuild of the Erie County Cable system, the Post-Gazette facility upgrade, and the maintenance of other operating assets. We expect to make capital expenditures of $10.1 million in the last quarter of 2005. These include the continued rollout of advanced cable services and various other improvements to our operations.
     As of September 30, 2005, the Company had $7.7 million in cash and cash equivalents and long-term funded debt of $250.7 million, excluding letters of credit and the $1.2 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to EBITDA for the twelve months trailing September 30, 2005 was 4.01 to 1.0. Please refer to the reconciliation of net income (loss) to adjusted EBITDA provided below. The ratio of long-term funded debt to net loss for the twelve months trailing September 30, 2005 was 21.43 to 1.0.
     For additional information on our third quarter 2005 financial position, please contact Jodi Miehls, Treasurer, Block Communications at 419-724-6257 or jmiehls@toledoblade.com.
Conference Call Information
     The Company will host a conference call to discuss its third quarter 2005 results on Wednesday, November 9, 2005 beginning at 3:00 p.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-6392, conference ID: Block. A replay of the call will be available at 800-839-8708 beginning November 9, 2005 at 6:00 p.m. Eastern Time Zone until November 16, 2005 at midnight Eastern Time Zone.
Forward-Looking Statements
     Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.
     Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations
Set forth below are the operating results for the quarters ended September 30, 2005 and 2004. A reconciliation of net loss to adjusted EBITDA is provided for the three- and nine-month periods ended September 30, 2005, September 30, 2004 and the twelve months ended December 31, 2004.
Block Communications, Inc. and Subsidiaries
Results of Operations (unaudited)

	Three months ended September 30,
	2005		2004

Revenue:
Publishing	$61,877,325	57.4%	$62,524,229	58.6%
Cable	32,068,599	29.7	30,068,737	28.2
Broadcasting	8,725,241	8.1	9,067,468	8.5
Other communications	5,142,103	4.8	4,980,553	4.7

	107,813,268	100.0	106,640,987	100.0

Expense:
Cost of revenue:
Publishing	47,736,454	44.3	46,938,902	44.0
Cable	23,587,776	21.9	21,469,225	20.1
Broadcasting	5,656,297	5.2	5,423,152	5.1
Other communications	2,282,415	2.1	2,371,076	2.2

	79,262,942	73.5	76,202,355	71.5

Selling, general & administrative expense:
Publishing	18,994,904	17.6	19,069,805	17.9
Cable	6,667,797	6.2	7,569,774	7.1
Broadcasting	3,207,515	3.0	3,360,219	3.2
Other communications	2,379,354	2.2	2,059,019	1.9
Corporate expenses	1,054,374	1.0	866,821	0.8

	32,303,944	30.0	32,925,638	30.9

	111,566,886	103.5	109,127,993	102.3

Operating loss	(3,753,618)	-3.5	(2,487,006)	-2.3

Nonoperating income (expense):
Interest expense	(5,856,428)		(5,009,451)
Change in fair value of interest rate swaps	55,479		(1,904,609)
Investment income	457,728		87,569

	(5,343,221)		(6,826,491)

Loss before income taxes and minority interest	(9,096,839)		(9,313,497)
Provision for income taxes	12,467		237,987
Minority interest	142,446		80,876

Net loss	(8,966,860)		(9,470,608)

Add:
Interest expense	5,856,428		5,009,451
Provision for income taxes	12,467		237,987
Depreciation	13,413,341		11,743,661
Amortization of intangibles and deferred charges	437,852		669,103
Amortization of broadcast rights	1,547,668		1,640,092
Loss on disposal of property and equipment	228,957		1,644,008
Change in fair value of interest rate swaps	(55,479)		1,904,609

Less:
Payments on broadcast rights	(1,568,875)		(1,603,902)

Adjusted EBITDA	$10,905,499		$11,774,401

Block Communications, Inc., and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated

			Three months ended September 30, 2005

Net income (loss)	$(4,891,526)	$1,813,334	$18,299	$467,867	$(6,374,834)	$(8,966,860)
Adjustments to net income (loss):
Interest expense	37,507	—	—	—	5,818,921	5,856,428
Provision for income taxes	—	—	—	12,467	—	12,467
Depreciation	2,619,817	8,876,448	762,562	1,154,514	—	13,413,341
Amortization of intangibles & deferred charges	(142,108)	184,890	4,234	—	390,836	437,852
Amortization of broadcast rights	—	73,668	1,474,000	—	—	1,547,668
Film payments	—	(69,420)	(1,499,455)	—	—	(1,568,875)
(Gain) loss on disposal of assets	60,049	167,301	(69)	1,676	—	228,957
Change in fair value of derivatives	—	—	—	—	(55,479)	(55,479)

Adjusted EBITDA	$(2,316,261)	$11,046,221	$759,571	$1,636,524	$(220,556)	$10,905,499

			Three months ended September 30, 2004

Net income (loss)	$(3,728,166)	$1,030,256	$369,711	$497,095	$(7,639,504)	$(9,470,608)
Adjustments to net income (loss):
Interest expense	49,604	—	—	—	4,959,847	5,009,451
Provision (credit) for income taxes	194,099	—	—	53,363	(9,475)	237,987
Depreciation	2,514,750	7,648,904	560,593	1,019,414	—	11,743,661
Amortization of intangibles & deferred charges	89,143	184,890	4,234	—	390,836	669,103
Amortization of broadcast rights	—	60,913	1,579,179	—	—	1,640,092
Film payments	—	(58,791)	(1,545,111)	—	—	(1,603,902)
(Gain) loss on disposal of assets	(125)	1,566,209	83,275	(5,351)	—	1,644,008
Change in fair value of derivatives	—	—	—	—	1,904,609	1,904,609

Adjusted EBITDA	$(880,695)	$10,432,381	$1,051,881	$1,564,521	$(393,687)	$11,774,401

			Nine months ended September 30, 2005

Net income (loss)	$(10,535,245)	$6,480,356	$834,354	$1,668,551	$(14,135,146)	$(15,687,130)
Adjustments to net income (loss):
Interest expense	117,226	—	—	—	17,808,383	17,925,609
Provision for income taxes	—	—	41,965	42,584	—	84,549
Depreciation	8,078,589	26,371,420	2,010,443	3,535,093	—	39,995,545
Amortization of intangibles & deferred charges	36,178	554,672	12,704	—	1,172,508	1,776,062
Amortization of broadcast rights	—	202,788	4,351,298	—	—	4,554,086
Film payments	—	(203,158)	(4,727,811)	—	—	(4,930,969)
(Gain) loss on disposal of assets	43,489	922,300	(7,332)	15,338	—	973,795
Change in life insurance proceeds	—	—	—	—	(2,857,959)	(2,857,959)
Change in fair value of derivatives	—	—	—	—	(2,199,442)	(2,199,442)

Adjusted EBITDA	$(2,259,763)	$34,328,378	$2,515,621	$5,261,566	$(211,656)	$39,634,146

			Nine months ended September 30, 2004

Net income (loss)	$(6,372,426)	$6,335,520	$2,110,326	$1,881,569	$(14,709,405)	$(10,754,416)
Adjustments to net income (loss):
Interest expense	164,805	—	—	—	14,354,055	14,518,860
Provision (credit) for income taxes	383,104	—	2,000	53,363	(28,425)	410,042
Depreciation 7,	332,645	24,378,313	1,928,218	3,148,973	—	36,788,149
Amortization of intangibles & deferred charges	267,429	554,672	12,704	—	1,324,063	2,158,868
Amortization of broadcast rights	—	180,773	4,543,882	—	—	4,724,655
Film payments	—	(173,162)	(4,637,151)	—	—	(4,810,313)
(Gain) loss on disposal of assets	(9,625)	1,837,508	86,438	(6,170)	—	1,908,151
Change in fair value of derivatives	—	—	—	—	(3,313,418)	(3,313,418)

Adjusted EBITDA	$1,765,932	$33,113,624	$4,046,417	$5,077,735	$(2,373,130)	$41,630,578

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated

			Year ended December 31, 2004

Net income (loss)	$(2,012,801)	$5,487,258	$2,150,200	$2,247,824	$(14,642,829)	$(6,770,348)
Adjustments to net income (loss):
Interest expense	207,359	—	—	—	19,761,143	19,968,502
Provision (credit) for Income tax expense	1,387,000	3,110,000	958,237	(161,000)	(5,348,259)	(54,022)
Depreciation	9,754,281	32,612,117	2,562,061	4,460,517	—	49,388,976
Amortization of intangibles & deferred charges	356,567	739,563	16,940	—	1,715,043	2,828,113
Amortization of broadcast rights	—	245,278	5,988,386	—	—	6,233,664
Film payments	—	(243,020)	(6,079,578)	—	—	(6,322,598)
(Gain) loss on disposal of assets	425,474	2,979,066	85,012	(3,879)	—	3,485,673
Change in fair value of derivatives	—	—	—	—	(4,238,437)	(4,238,437)

Adjusted EBITDA	$10,117,880	$44,930,262	$5,681,258	$6,543,462	$(2,753,339)	$64,519,523